Exhibit 10.1

HighPeak Energy, Inc. Announces Quarterly Dividend Increase

and $75 Million Share Repurchase Authorization

Fort Worth, Texas, February 5, 2024 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced a 60 percent increase to its quarterly dividend to $0.04 per share and a $75 million share repurchase authorization.

Quarterly Dividend

The Company’s Board of Directors declared a quarterly dividend of $0.04 per share to be paid on March 25, 2024 to stockholders of record on March 1, 2024.

Stock Repurchase Program

HighPeak’s Board of Directors approved a repurchase program of up to $75 million of the Company’s common shares. The approval grants HighPeak’s management the authority to repurchase shares opportunistically in the open market from time to time, through block trades, in privately negotiated transactions or by such other means which comply with applicable state and federal laws. This is the Company’s first authorization for a stock repurchase program since its founding.

The Company intends to fund the repurchases from available working capital, cash provided from operations and borrowings under its super priority revolving credit facility. The timing, number and value of shares repurchased under the program will be at the discretion of management and the Board of Directors and will depend on a number of factors, including general market and economic conditions, business conditions, the trading price of the Company’s common stock, the nature of other investment opportunities available to the Company and compliance with the Company’s debt and other agreements. The stock repurchase program does not obligate HighPeak to acquire any particular dollar amount or number of shares of its common stock and the stock repurchase program may be suspended from time to time, modified, extended or discontinued by the Company’s Board of Directors. The stock repurchase program authority will expire December 31, 2024.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. (“HighPeak Energy,” the “Company” or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.